Exhibit 10.5

EXECUTION VERSION

AMENDMENT TO EMPLOYMENT AGREEMENT

This agreement (this “Amendment”) is made and entered into as of July 31, 2009 between L-1 Identity Solutions, Inc., a Delaware corporation (the "Company") and Joseph S. Paresi (hereinafter referred to as the "Executive") and amends that certain Employment Agreement dated as of August 29, 2006 between Viisage Technology, Inc. and the Executive (the "Agreement"), which Agreement was assumed by the Company on May 16, 2007.

WHEREFORE, the parties desire to extend the term of the Agreement and make certain other amendments to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound, the parties agree as follows:

1. Section 1 of the Agreement is amended in its entirety as follows:

“1.       Term. The initial term of this Agreement (the “Initial Term”) shall commence as of August 29, 2009, and continue for three years ending on August 29, 2012 (unless this Agreement is terminated earlier in accordance with Section 10 below). Upon the expiration of the Initial Term, this Agreement shall be automatically renewed for consecutive one-year terms, unless a party hereto gives the other party written notice of non-renewal, which notice must be received no later than 90 days prior to the expiration of the Term. The Initial Term, together with any extension thereof, is referred to herein as the “Term.””

2. Section 4(a) of the Agreement is amended in its entirety as follows:

“(a)     Base Salary. The Executive will receive salary at an initial annual base rate of $335,000 (the “Base Salary”), payable in equal increments not less often than monthly in arrears and in any event consistent with the Company’s payroll policy and practices. In addition, the Board shall perform an annual review of Executive’s performance and, in its sole discretion, may make appropriate adjustments in Executive’s base salary (it being understood that any reduction in such base salary shall constitute Good Reason). Such annual review shall be conducted by the Board after the Company’s year-end results have become available (it is contemplated that such review shall occur in or near to March of each year), and any increases in Base Salary determined at such time shall be retroactive to January 1 of the year of determination. In addition, any increases in Base Salary determined by the Board as part of its 2010 annual review (i.e. after the Company’s 2009 year-end results have become available) shall be retroactive to August 29, 2009. Executive shall receive a lump sum payment in respect of all such retroactive adjustments.”

3. The first sentence of Section 4(b) of the Agreement is amended in its entirety as follows:

“The Executive will be eligible for annual bonuses (the “Bonus”) with a target amount of 60% of his Base Salary.”

4. The following sentence is hereby added as the final sentence of Section 4(b) of the Agreement:

“Unless otherwise subject to a deferral election by the Executive which is valid pursuant to Section 409A of the Code, any Bonus shall be paid as promptly as practicable following the end of the calendar year and, so as to avoid the application of Section 409A of the Code to the Bonus, in no event shall the Company pay any Bonus later than two and one-half (2.5) months following the end of the year in which the Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture, as determined for purposes of Section 409A of the Code.”

5. The following sentence is added as the final sentence of Section 4(c) of the Agreement:

“So as to avoid the application of Section 409A of the Code to benefits and reimbursements received by Executive, (i) no benefit or payment due to the Executive in respect of a fringe benefit shall be subject to liquidation or exchange for another benefit or payment, and (ii) the amount reimbursed under a fringe benefit arrangement in one calendar year shall not affect the amount reimbursed under such arrangement in another calendar year, except that the Company shall not be precluded from imposing a limit on the amount of expenses that may be reimbursed under a medical reimbursement arrangement over some or all of the period in which the arrangement remains in effect and (iii) expense reimbursements shall be made by the Company on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.”

6. Sections 10(c)(ii) and (iii) of the Agreement are amended in their entirety as follows:

“(ii) Without Cause or For Good Reason. If the Executive’s engagement hereunder is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive the following: (A) the payments and benefits described in Section 10(c)(i) above, (B) notwithstanding any provision of any plan or agreement to the contrary, all options to purchase Common Stock and other stock-based awards for the benefit of Executive granted by the Company shall immediately vest and become exercisable in full (and shall remain exercisable for the shorter of 36 months after such termination, the expiration of the maximum original term of such option or, so as to avoid the application of Section 409A of the Code to such option, the tenth anniversary of the grant date of such option) and/or all restrictions on such stock-based awards shall lapse, as applicable, (C) an amount equal to the Bonus awarded to the Executive for the most recent completed calendar year (a “Completed Year”) for which a Bonus was determined by the Board and, in the event of a termination by the Company without Cause or by the Executive for Good Reason occurring after a Completed Year but prior to the determination by the Board of the Bonus for the Completed Year, a Bonus for the Completed Year in an amount not less than the target Bonus provided by Section 4(b) above, and (D) an amount equal to the Base Salary that would have been payable during the 24 month period following the date of termination, at the rate in effect at the date of termination. In addition, until the earlier of twelve (12) months following the effective date of the termination by the Company without Cause or by the Executive for Good

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Reason, or when provided by a successor employer, the Company shall make COBRA payments to continue Executive’s medical, dental and vision benefits (or pay Executive an amount equivalent to such COBRA payments) and shall make payments to continue Executive’s term life insurance (or pay Executive an amount equivalent to the premiums in effect prior to termination). Subject to Section 10(f), any amounts payable under subsections (C) and (D) above shall be paid as follows: 50% within five business days of the termination date and 50% on the next business day following the six month anniversary of the termination date, and each such payment is hereby designated a “separate payment” for purposes of Section 409A of the Code.

(iii)      Death or Disability. If the Executive’s engagement hereunder is terminated because of death or Disability, he (or his legal representatives or heirs) shall be entitled to all of the payments and benefits described in Section 10(c)(ii) as if the Executive’s engagement hereunder were terminated by the Company without Cause; provided, however, that solely for the purpose of payments due as a result of this Section 10(c)(iii), the amounts payable under subsections 10(c)(ii)(C) and (D) shall be reduced to the extent of any amounts, net of tax, actually paid to the Executive (or his legal representatives or heirs) under any Company-provided life insurance, disability insurance or other similar Company-provided insurance policies or benefits in effect from time to time.”

7. Section 10(c)(iv) is amended to eliminate the following parenthetical phrase: “(except that the pre and post termination Bonus shall be based on the target amount in effect on the date of termination)”.

8. The following new Section 10(c)(v) is added to the Agreement:

“(v)     Non-Renewal of Term. If the Term is not renewed or extended for at least twelve (12) months on any expiration of the Term, then Executive shall be entitled to all of the payments and benefits described in Section 10(c)(ii) as if the Executive’s engagement hereunder were terminated by the Company without Cause.”

9. The following new Section 10(d)(iv) is added to the Agreement:

“(iv)    So as to avoid the application of Section 409A of the Code to any Gross-Up Payment, any Gross-Up Payment shall be made by the Company as required but in no event later than the end of the year in which the underlying tax payment was made.”

10. The following new Section 25 is added to the Agreement:

“25.     Section 409A of the Code. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretative guidance thereunder, including that issued after the date hereof, and the Agreement shall be interpreted to that end and consistent with that objective.”

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11. In the event of any inconsistency between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern; provided, however, that this Amendment shall govern the terms of employment commencing on August 29, 2009 and prior to such date the terms of the Agreement prior to this Amendment shall govern.

[Signature Page Follows]

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This agreement has been executed and delivered as of the date first above written.

L-1 IDENTITY SOLUTIONS, INC.

/s/ Robert V. LaPenta
By:	Robert V. LaPenta
Title:	Chairman, President and Chief Executive Officer

EXECUTIVE

/s/ Joseph S. Paresi
Joseph S. Paresi

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